MERIT PLAN OF BENEFITS

                                 AMENDMENT NO. 2

                             ADOPTED: June 11, 1996

     WHEREAS M/A-COM, Inc. (then known as Microwave Associates, Inc. and hereinafter referred to as the "Company") adopted and established, effective August 1, 1959, a profit-sharing and retirement plan for the benefit of its Employees, known as the Profit-Sharing and Retirement Plan for Employees of Microwave Associates, Inc. (hereinafter referred to as the "Prior Plan"); and

     WHEREAS, effective as of April 1, 1984, the Company amended and restated the Prior Plan, as previously restated and amended, by establishing two separate plans and a group trust under which each was funded, known as (i) the MERIT Plan of Benefits, (ii) the Retirement Plan for Employees of M/A-COM, Inc., and (iii) the MERIT Group Trust Agreement, respectively (such plans and trust being collectively referred to as the M/A-COM Employees' Retirement Investment Trust ("MERIT"); and

     WHEREAS the Company subsequently amended and restated said MERIT Plan of Benefits, effective generally as of January 1, 1990, among other things to effect a spinoff therefrom effective as of October 1, 1990 of a portion of the Plan, such spinoff being named the MERIT Plan of Benefits; and

     WHEREAS the Company adopted said MERIT Plan of Benefits (hereinafter the "Plan") on behalf of itself and all Participating Related Employers therein, effective generally as of October 1, 1990; and

     WHEREAS the Company subsequently amended and restated the Plan, by an instrument dated December 23, 1994, effective generally as of January 1, 1992, among other things to comply with all provisions of the Tax Reform Act of 1986, the Unemployment Compensation Amendments of 1992, the Omnibus Budget Reconciliation Act of 1993, and all related legislation and regulations; and

     WHEREAS the Company subsequently amended the Plan, by an Amendment No. 1, adopted December 31, 1995; and

     WHEREAS Section 9.1 of the Plan, as so amended, reserves to the Company the right, at any time and from time to time, to amend the Plan in whole or in part; and

     WHEREAS the Company wishes further to amend the Plan, among other things in order to account for the merger of M/A-COM, Inc. with and into AMP, Inc., and otherwise to improve the administrative efficiency of the Plan;

     NOW, THEREFORE, the Company hereby amends the Plan, as follows:

(1) Effective July 1, 1995, by deleting in its entirety the text of Section 1.9 thereof

                          -3-

and by substituting in lieu thereof the following:

     "'Company' means M/A-COM, Inc. In addition, whenever shares of stock of the Company are referred to herein, `Company' shall mean M/A-COM, Inc. or any corporation other than M/A-COM, Inc. that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) with M/A-COM, Inc.; provided that `Company' shall not include any other such corporation other than M/A-COM, Inc. prior to the date on which such corporation became a member of such controlled group (as so defined).";

(2) Effective July 1, 1995, by deleting from Sections 1.34, 4.2, and 7.7 thereof the words "M/A-COM Stock Fund", and by substituting in lieu thereof the words, "Company Stock Fund";

(3)  Effective as variously specified therein, by deleting in its entirety
     Section 2.1 thereof and by substituting in lieu thereof the following:

     "Each Eligible Employee shall be entitled to participate in the Plan - (i) effective prior to July 1, 1995, on the first day of any calendar quarter coincident with or next following his completion of one (1) Year of Service; (ii) effective July 1, 1995 but prior to July 1, 1996, on the first day of the month coincident with or next following his completion of one (1) Year of Service; and (iii) effective July 1, 1996, on the first day of the month coincident with or next following the earlier of -- (A) his completion of 500 Hours of Service within any consecutive six-month period, or (B) his completion of one (1) Year of Service.";

(4) Effective July 1, 1996, by deleting from Section 2.2 thereof the words "any calendar quarter", and by substituting in lieu thereof the words, "the month";

(5) Effective July 1, 1995, by deleting in its entirety the text of Section 2.3 thereof and by substituting in lieu thereof the following:

     "An Ineligible Employee who becomes an Eligible Employee shall be entitled to Participate in the Plan as of the first day of the month coincident with or next following the earlier of -- (A) his completion of 500 Hours of Service within any consecutive six-month period, or (B) his completion of one (1) Year of Service.";

(6) Effective as variously specified therein, by deleting Section 3.1(a)(2) thereof and by substituting in lieu thereof the following:

     "(2) A Participant may, by written instruction delivered to the Committee, amend his Compensation Savings Agreement on a prospective basis - (i) prior to July 1, 1995, as of any January 1; (ii) effective July 1, 1995, but prior to July 1, 1996, as of any January 1 or July 1; and
          (iii) effective July 1, 1996, at any time, but not more than once, during each calendar quarter.";

(7)  Effective July 1, 1996, by deleting that portion of the second sentence of
     Section 3.1(a)(3) thereof that follows the words "in advance of such date" and precedes the final period thereof;

(8) Effective as of July 1, 1996, by deleting in its entirety the second sentence of Section 3.7 thereof and by substituting in lieu thereof the following:

     "Subject to the approval of the Committee and pursuant to the Committee's written direction, the Trustee may also accept with respect to a Participant, or an Employee or former Employee of the Employer who is not a Participant, after appropriate Internal Revenue Service prior approval (or lack of disapproval after the expiration of the appropriate period following proper notice to the Internal Revenue Service), if any, a transfer of some or all of the assets of another plan or trust meeting the requirements of the Code concerning qualified plans and trusts.";

(9) Effective July 1, 1996, by deleting from the first sentence of Section 4.2 thereof the words ", other than the M/A-COM Stock Fund,"; and

(10) Effective as of July 1, 1996, by adding, following the word "Participant" in the third sentence of the second paragraph of Section 4.2 thereof, the words, "(including a Participant who, after the exercise of all reasonable efforts, cannot be located)";

(11) Effective July 1, 1996, by deleting from Section 7.7 thereof the words, "at least 100 shares" and by substituting in lieu thereof the words, "at least 25 shares"; and

(12) Effective July 1, 1995, by deleting in its entirety the first sentence of
     Section 8.3 thereof and by substituting in lieu thereof the following:

     "The Plan shall be administered by a Committee consisting of at least three
     (3) persons who shall be appointed by and serve at the pleasure of the Board of Directors or the Chief Executive Officer (the "CEO") of the Employer and who shall report from time to time to the CEO at his request."

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed, this 11th day of June, 1996.

                                          M/A-COM, INC.
     CORPORATE
     SEAL
                              By: ________________________________
     ATTEST:                        Richard Clark, President


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